June 3, 2008

Re: Liquidation and Dissolution of Wells Fund I Limited Partnership

Dear Investor:

I am very pleased to report that the litigation related to Partnership matters has now been concluded in the Partnership's favor, and the period for appeals has passed. This event marks the conclusion of the investment program that was originally launched in 1984, bringing it full cycle. Pursuant to the indemnification provisions of the partnership agreement, the Partnership reimbursed Wells Capital approximately $212,000 of additional legal fees in the second quarter of 2008 as a result of the successful resolution of the final outstanding claim related to the litigation. The Partnership will fund any remaining costs directly.

Over the next several weeks we will be concluding all of the Fund's activities and preparing to liquidate the Partnership. This will include determining the remaining expenses and obligations of the Partnership associated with its final dissolution, including, but not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. We expect to make a final liquidation distribution of approximately $1.6 million to the limited partners in the third quarter of 2008 representing cash that will not be required to fund the final dissolution costs of the Partnership. As a reminder, this distribution will be made in strict accordance with the partnership agreement, which dictates how proceeds will be distributed. As a result, we anticipate that B unit holders will not be eligible for this distribution.

Should you have any questions, please contact us at 800-557-4830. Our Client Services Specialists are available Monday through Thursday from 8:15 a.m. to 6:30 p.m., and Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

It has been our privilege to serve you, and we thank you for your participation in the Wells limited partnership program.

Sincerely,

/s/ Leo F. Wells III

Leo F. Wells III

General Partner

cc: Financial Representative

Continued on reverse

This correspondence may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made herein. Factors that could contribute to such differences include, but are not limited to, changes in general economic and business conditions, changes in real estate conditions, industry trends, construction delays, changes in government rules and regulations (including changes in tax laws), lease-up risks, lack of availability of financing, lack of availability of capital proceeds, and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. This is neither an offer nor a solicitation to purchase securities.

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